EXHIBIT 32.

                Certifications Pursuant to 18 U.S.C.Section 1350

     The undersigned, who is the chief executive officer and the chief financial officer of Community First Bancorporation, hereby certifies that, to the best of his knowledge, the accompanying Form 10-Q of the issuer fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

August 11, 2006

                                            s/ Frederick D. Shepherd, Jr.
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                                            Frederick D. Shepherd, Jr.
                                            Chief Executive Officer and Chief
                                            Financial Officer